_______________________

                   THE NOSTALGIA NETWORK, INC.
                 650 Massachusetts Avenue, N.W.
                     Washington, D.C. 20001
                    _______________________

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON JUNE 5, 1996


TO THE STOCKHOLDERS:

     The 1996 Annual Meeting of Stockholders of The Nostalgia Network, Inc. will be held at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001 on June 5, 1996 at 11:00 a.m. local time, for the following purposes:

     1. to elect ten directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

     2. to ratify the appointment of independent accountants for 1996;

     3.   to approve the 1996 stock option plan; and

     4. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 16, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible.


April 23, 1996                By order of the Board of Directors



                              Daniel C. Holdgreiwe
                              Secretary

YOUR VOTE IS IMPORTANT. Please sign, date and return the enclosed proxy card immediately, whether or not you plan to attend the meeting.

                         PROXY STATEMENT

             1996 ANNUAL MEETING OF STOCKHOLDERS OF
                   THE NOSTALGIA NETWORK, INC.

                        TABLE OF CONTENTS
                                                             Page

     INTRODUCTION...........................................   1

     ITEM 1.    ELECTION OF DIRECTORS.......................   1
       Nominees.............................................   1
       Directors Not Nominated for Re-Election..............   4
       Meetings of the Board of Directors and Committees....   4
       Directors' Compensation..............................   5

     ITEM 2.    RATIFICATION OF SELECTION OF
                INDEPENDENT ACCOUNTANTS.....................   5

     ITEM 3.    APPROVAL OF 1996 STOCK OPTION PLAN..........   6

     OTHER MATTERS..........................................   7

     VOTE REQUIRED..........................................   7

     SECURITY OWNERSHIP OF MANAGEMENT
       AND CERTAIN BENEFICIAL OWNERS........................   8

     EXECUTIVE COMPENSATION.................................   9
       Summary Compensation.................................   9
       Stock Option Grants..................................  10
       Stock Option Exercises...............................  10
       Employment Contracts, Termination of Employment and
        Change-in-Control Arrangements......................  10
       Compensation Committee Interlocks and Insider
        Participation.......................................  11
       Comparative Stock Performance........................  11
       Report of the Board of Directors on Executive
        Compensation........................................  11
       Compliance with Reporting Requirements of Section
        16(a) of the Securities Exchange Act of 1934........  11

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........  12

     OTHER INFORMATION......................................  14

     STOCKHOLDER PROPOSALS..................................  14

                               (i)

                          INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of The Nostalgia Network, Inc. (the "Company") for use at the Company's 1996 Annual Meeting of Stockholders (the "Meeting"), at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001, on June 5, 1996 at 11:00 a.m., and at any adjournment thereof, for the purposes set forth in the foregoing notice of the Meeting. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 1995 are first being sent to stockholders on or about April 29, 1996.

     At the close of business on April 16, 1996, the Company had outstanding 20,274,371 shares of Common Stock, par value $0.04 per share ("Common Stock"), and 3,250 shares of Preferred Stock, par value $2.00 per share ("Preferred Stock"). Each stockholder is entitled to one vote per share of Common Stock and one hundred votes per share of Preferred Stock registered in such stockholder's name on the books of the Company as of the close of business on April 16, 1996. The Preferred Stock will vote with the Common Stock as a single class on all matters expected to come before the Meeting, with the result that a maximum of 20,599,371 votes may be cast on any such matter.

     Any duly executed proxy received prior to the closing of the polls during the Meeting will be voted in the manner specified on the proxy. If no direction is indicated on a proxy, it will be voted to elect as Directors the nominees listed in this Proxy Statement. A proxy given pursuant to this solicitation may be revoked by a stockholder of record at any time before it is voted either by delivering a written notice of revocation bearing a date later than the proxy or a subsequent, duly-executed proxy relating to the same shares to the Secretary of the Company or by voting in person at the Meeting. Materials intended for the Secretary of the Company should be mailed to the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001. The Company's telephone number is (202) 289-6633.


                  ITEM 1. ELECTION OF DIRECTORS

Nominees

     Ten nominees, including 9 incumbent members of the Board of Directors and 1 additional nominee, have been nominated for election as Directors at the Meeting, each to serve until the next annual meeting of stockholders of the Company, and until his or her successor is duly elected and qualified. All nominees for election have indicated their willingness to serve, but if any of them should decline or be unable to serve as a Director, it is intended that the enclosed proxy will be voted for the election of such person or persons as are nominated as replacements.

             THE BOARD RECOMMENDS THAT STOCKHOLDERS
          VOTE FOR THE ELECTION OF EACH OF THE NOMINEES
               ---
     Certain information concerning each of the nominees for election as a Director is set forth below, including the nominee's age as of the date of this Proxy Statement, position with the Company, other recent business experience and period of service as a Director of the Company:

Christopher A. Cates, 41              Director since October 1990

     Mr. Cates has served as Senior Vice President/General Manager of Atlantic Video, Inc. ("AVI") since July 1989, and since March 1992, he has served as President of Pyramid Video, Inc. ("PVI"), a subsidiary of Concept Communications, Inc. ("Concept"). From December 1985 to July 1989, Mr. Cates served as Vice President/General Manager of Glendale Studios, a television production company. From December 1983 to May 1985, Mr. Cates acted as a free lance producer and consultant. During 1995, AVI and its affiliates had substantial dealings with the Company. See Certain Relationships and Related Transactions.


Floyd Christofferson, 42                 Director since June 1995

     Mr. Christofferson has served as President of Manhattan Center Studios, a multimedia group, since 1994. Since 1990, he has been a partner in Delta Imaging, a computer graphics firm and a creative director for Noble Productions, a multimedia group. From 1989 to 1991, Mr. Christofferson was the President of Alapitvany Kiado, kft., a Hungarian/U.S.A. joint venture publishing firm. From 1985 to 1989, he was an associate publisher for the Middle East Times in Athens, Greece and, prior to that, was a foreign correspondent for various newspapers around the world. Manhattan Center Studios and Middle East Times are affiliates of AVI. See Certain Relationships and Related Transactions.


David C. Crane, 49                                        Nominee

     Mr. Crane has served as President of Potomac
Televison/Communications, Inc. ("Potomac"), a video news, studio, post and field production company, since January 1994. From 1990 to 1994 he was Vice President of Operations and Technical
Services for Potomac. From 1987 to 1990 he was Director of
Operations and Engineering for KLM Video, a video post-production company. Potomac is a subsidiary of Concept. See Certain
Relationships and Related Transactions.


Dianne M. Faure, 39                      Director since June 1995

     Ms. Faure is an attorney and, since 1989 has served as a consultant to a medical practice in the areas of insurance, malpractice and taxation. She has also served as a board member to this practice since 1989. From August 1988 to October 1989, she served as an Assistant General Counsel for the United States Commission on Civil Rights. From February 1986 to May 1987, she was a consultant to the Office of General Counsel at Legal Services Corporation in Washington, D.C.


Dong Moon Joo, 50                     Director since October 1992

     Mr. Joo became a Director and President of Concept in April 1993. Mr. Joo has been President and Chief Executive Officer of The Washington Times Corporation and its parent company, News World Communications, Inc. ("NWC"), since September 1992. He was Executive Vice President of those companies from July 1991 until September 1992. Those companies publish numerous newspapers and periodicals, including The Washington Times, Insight, The World & I, The Middle East Times and Noticias del Mundo. For at least three years prior to July 1991, Mr. Joo ran the division of NWC, Inc. that published The World & I. Since April 1991, Mr. Joo has also served as President and a director of

AVI which is engaged in the production and recording of videotapes, the provision of post-production services and related activities, and as President of the corporate general partner of Washington Television Center Limited Partnership ("WTC"), which owns a multi-purpose building in Washington, D.C., including office space and television production facilities, where the Company has its executive offices. Mr. Joo serves as a Director of AVI, NWC, Crown Capital Corporation, Crown Communication Corporation, and Concept Communication, Inc. Concept, AVI and WTC all had substantial transactions with the Company in 1995. See Certain Relationships and Related Transactions.


Masahisa Kobayashi, 55               Director since September 1994

affiliate
affiliate of AVI. See Certain Relationships and Related
Transactions.


William H. Lash, III, 35             Director since December 1994

     Since March of 1996 Professor Lash has been Associate Dean of the George Mason University School of Law and Director of that law school's Center for Law and Economics. From August 1994 until March 1996 he was Associate Professor of Law at George Mason. From August 1990 to July 1994, Professor Lash was Assistant Professor of Law at the Saint Louis University School of Law. Since November 1993 he has been an Adjunct Fellow of the Center for the Study of American Business at Washington University. From 1989 through 1990 Professor Lash was an Assistant Professor of Law at the Western New England College School of Law. From August 1986 to February 1988 and August 1988 to July 1989, he was an attorney in the Washington, D.C., office of Fried, Frank, Harris, Shriver & Jacobson. Professor Lash served as Counsel to the Chairman of the United States International Trade Commission from February 1988 to August 1988.


Ambassador Phillip Sanchez, 66       Director since September 1994

     Since February 1987, Ambassador Sanchez has served as Vice President of News World Communications, Inc., which publishes numerous newspapers and periodicals. Ambassador Sanchez is currently the Publisher of Noticias Del Mundo, a national Spanish-language daily newspaper. From 1975 to 1977, Ambassador Sanchez served as the U.S. Ambassador to the Republic of Colombia, and from 1973 to 1975, he served as the U.S. Ambassador to the Republic of Honduras. Ambassador Sanchez was National Director of the U.S. Office of Economic Opportunity ("OEO") from 1971 to 1973 and Assistant Director (Operations) of OEO during 1971. He is a Director of the International Security Council, President of
CAUSA USA and Vice President of the American Freedom Coalition. Ambassador Sanchez is the Chairman of the Board of Trustees of the National Hispanic University (located in San Jose,
California) and serves on the board of Trustees of the University of the Americas (located in Mexico City), the University of Bridgeport (located in Bridgeport, Connecticut) and the West Coast

University (located in Los Angeles). News World Communications, Inc., is an affiliate of AVI. See Certain Relationships and Related Transactions.


Josette Shiner, 41                   Director since September 1994

     Ms. Shiner has served News World Communications, Inc. as Managing Editor of The Washington Times since September 1992, as Deputy Managing Editor of that newspaper from May 1985 to September 1992, as Assistant Managing Editor of that newspaper from April 1984 through April 1985 and as Features Editor of that newspaper from February 1982 to April 1984. As Managing Editor, she is responsible for managing a staff of approximately 250 people and for planning and directing the daily coverage of The Washington Times. Ms. Shiner has served as a reporter or editor for eighteen years, during which she has covered the White House, presidential campaigns and conventions, Congress and the State Department, and has interviewed many world leaders. Ms. Shiner is a member of the Council on Foreign Relations, the American Society of Newspaper Editors, the National Press Club and the advisory board of the United Negro College Fund. News World Communications, Inc., is an affiliate of AVI. See Certain Relationships and Related Transactions.


Robert J. Wussler, 59                Director since January 1995

     Mr. Wussler has served as President and Chief Executive Officer of The Wussler Group, a world-wide media consulting group, since 1992. From September 1989 to January 1992, Mr. Wussler served as President and Chief Executive Officer of COMSAT, an international telecommunications business. Mr. Wussler is former President of CBS Television, CBS Sports and former Senior Vice President of Turner Broadcasting System, Inc. Mr. Wussler serves as a director of Cafe USA.


Directors Not Nominated for Re-election.

John G. Heim, 56                     Director since June 1995

     Mr. Heim has served as President and Chief Executive Officer of the Company since August of 1994. Prior to joining the Company, Mr. Heim held several executive positions in sales and marketing at the Showtime Networks unit of Viacom, Inc. From November 1993 through August 1, 1994, he served as Executive Vice President of Showtime Networks Sales and Marketing and as Co-President of PVI Transmission, Inc.; from April 1991 through November 1993, he served as Executive Vice President Sales and Marketing of Showtime Networks, Inc.; and from February 1984 through April 1991, he served as Executive Vice President Sales and Affiliate Marketing of Showtime Networks, Inc. Prior to that time, Mr. Heim held sales marketing and operations positions at the American Express Company. Mr. Heim's employment contract with the Company runs out on June 30, 1996.


     There exists no family relationship between any of the director-nominees or between any of such nominees and any executive officer of the Company.

Meetings of the Board of Directors and Committees

     The Board of Directors has established four permanent committees of the Board -- an Executive Committee, a Finance
Committee, an Audit Committee, and a 144 Committee. The Board has established no nominating or compensation committee.

     The Executive Committee, composed of Directors Joo, Cates, Christofferson and Heim, is authorized to exercise the powers of the Board of Directors in the oversight of management and of the business affairs of the Company during intervals between the meetings of the Board of Directors. Prior to the 1995 Annual Meeting the Executive Committee was composed of Directors Joo and Cates and former Director Paquette.

     The Finance Committee, composed of Directors Shiner and Wussler, was created in June, 1995, to work with Management in recommending policy to the Board on all areas of the Company's finances, including budget, compensation policy, stock option plans, and such other financially related matters as occur during the course of the year. Director Heim served on the Finance Committee from June, 1995, until October, 1995.

     The Audit Committee, composed of Directors Christofferson and Kobayashi, recommends the election or selection of independent public accountants for the Company, reviews with such independent public accountants the plan, scope and results of their audit of the Company's financial statements and the fees for services performed, reviews with the independent public accountants the adequacy of internal control systems and receives audit reports and financial statements of the Company. Prior to the 1995 Annual Meeting the Audit Committee was composed of Director Kobayashi and former Director Paquette.

     The 144 Committee, composed of Directors Wussler and Lash, considers proposed transactions that may come within the scope of
Section 144 of the Delaware General Corporation Law, which relates to transactions in which directors or officers of a Delaware corporation may have a direct or indirect financial interest. In 1995, the 144 Committee approved the bridge loan arrangements between the Company and Concept Communications, Inc. See Certain Relationships and Related Transactions.

     The 1996 Stock Option Plan requires that it be administered by a committee of the Board consisting of at least two disinterested directors (where "disinterested" has the meaning given to it in Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934). The Board has resolved that all directors, other than those who are not disinterested, will administer the plan. In effect, all of the disinterested directors will serve on this committee.

     The Board of Directors held four regular and four special meetings during 1995. Each of the incumbent directors attended at least 75% of the total number of meetings of the Board and each committee on which he or she served.

Directors' Compensation

     The Company reimburses Directors for costs and expenses in connection with their attendance and participation at Board of Directors meetings and for other travel expenses incurred on the Company's behalf. In addition, the Company compensates each non-employee Director $3,000 per quarter for his efforts on the Company's behalf, with additional compensation for attendance at Board meetings. Each quarter, the non-employee Directors receive $1,000 for attendance (telephonically or in person) at Board meetings and reimbursement of expenses if attendance is in person. The Company compensates members of the Audit Committee an additional $1,000 per quarter. The Company compensates members of the 144 Committee $2,000 per quarter for work on that committee and $200 per hour, with a limit of $15,000, for work on the private placement of Company stock.

              ITEM 2. RATIFICATION OF SELECTION OF
                 INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of its Audit Committee, has selected BDO Seidman as independent public accountants to audit the financial statements of the Company for 1996. Although ratification by stockholders is not required, the Board of Directors requests that stockholders ratify this appointment. If ratification is not obtained, the Board will reconsider this appointment.

     The Company has been advised that representatives of BDO
Seidman will be present at the Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and respond to appropriate questions.

             THE BOARD OF DIRECTORS RECOMMENDS THAT
               STOCKHOLDERS VOTE FOR THIS PROPOSAL
                                 ---
Change of Accountants

     Prior to 1994, Lane Gorman Trubitt, L.L.P. ("LGT") had served as independent public accountants to the Company for more than the prior three years. LGT's reports on the Company's financial statements for the years ended December 31, 1992 and 1993 contained no adverse opinion or disclaimer of opinion. LGT's reports on the Company's financial statements for 1992 and 1993 contained a modification regarding the Company's ability to continue as a going concern, but were not otherwise qualified or modified as to uncertainty, audit scope or financial accounting principles.

     The Company disagreed with LGT's inclusion of such modification in its report on the Company's financial statements for 1993, and a statement to that effect was included in the Company's Form 10-K for 1993. Neither the Company's Board of Directors nor its Audit Committee discussed the subject matter of such disagreement with LGT. The Company has authorized LGT to respond fully to the inquiries of any successor accountant concerning the subject matter of such disagreement.

     LGT resigned as independent public accountants to the Company effective August 11, 1994. During 1992 and 1993 and subsequent interim periods preceding LGT's resignation, there was no other disagreement on any matter of financial accounting principles or practices, financial statement disclosure or auditing scope or procedure or any reportable events. In 1994 BDO Seidman replaced LGT as the Company's independent public accountants.

           ITEM 3. APPROVAL OF 1996 STOCK OPTION PLAN

     On November 21, 1995, the Board of Directors approved, subject to shareholder approval at the 1996 Annual Meeting, The Nostalgia Network, Inc. 1996 Stock Option Plan (the "1996 Plan"). Under this plan officers, employees and directors of the Company will be eligible to receive awards in the form of stock options. The 1996 Plan is intended to strengthen the Company by providing an incentive to its employees, officers and directors and thereby encourage them to devote their abilities and industry to the success of the Company's enterprise.

       THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
              VOTE FOR THE ADOPTION OF THE 1996 PLAN
                   ---
     Certain information concerning the 1996 Plan is set forth below:

     The maximum number of shares that may be made the subject of options granted under the 1996 Plan is the aggregate number of shares that would have been available for new awards under the Company's 1987 Stock Option Plan and the 1990 Incentive and Nonqualified Stock Plan (collectively the "Former Plans") on November 21, 1995, including the shares that were available for new grants under each of the Former Plans as of that date and the shares that are subject to awards granted under either of the Former Plans and not issued prior to the expiration or other termination of such awards. This number will not exceed 2,131,506 shares of common stock.

     The 1996 Plan requires that it be administered by a committee of the Board of Directors (the "Committee") which is made up of at least two directors who are "disinterested" within the meaning of Rule 16b-3. By resolution of the Board of Directors, the full Board, other than those directors entitled to receive options (other than formula options) will administer the plan. Subject to the provisions of the 1996 Plan, the Committee is authorized to determine who may participate in the 1996 Plan, the number of options awarded to participants and the terms and conditions of such awards, including the purchase price per share. In addition, the Committee has the power to construe and interpret the 1996 Plan and to adopt, amend or revoke rules and regulations for the administration of the 1996 Plan, including, but not limited to, correcting any defect, inconsistency or omission in the 1996 Plan or option agreement between the Company and a grantee, in order that the 1996 Plan complies with applicable law, including Rule 16b-3 and the Internal Revenue Code of 1986, as amended (the "Code") and to otherwise make the 1996 Plan fully effective.

     Under the 1996 Plan, the Committee is authorized to grant options to purchase shares of common stock, including options qualifying as "incentive stock options" ("ISOs") under Section 422 of the Code, and options that do not so qualify ("NSOs"), to employees as additional compensation for their services to the Company. The Committee will determine adjustments to options granted in the event of a Change in Capitalization of the Company (as defined in the 1996 Plan). The 1996 Plan provides for the acceleration of certain benefits in the event of a Change in Control of the Company (as defined in the 1996 Plan).

     Options shall be exercisable over such period as may be determined by the Committee, but no stock option may be exercised after ten years from the date of the grant (five years in the case of an ISO granted to a ten-percent stockholder). Options may be exercisable in installments and upon such other terms as determined by the Committee. Options are evidenced by option agreements. No options may be transferred other than by will or by the laws of descent and distribution. The purchase price of common stock subject to an option shall not be less than 100% of the Fair Market Value ( as defined in the 1996 Plan) of such common stock on the date of grant (110% in the case of an ISO granted to a ten-percent stockholder). There are currently no options outstanding pursuant to the 1996 Plan. Options may be paid for in cash or shares of common stock, at the discretion of the Committee.

     Under the 1996 Plan, each nonemployee director will automatically be granted, on the first business day in August of each year, an option to purchase 25,000 shares of common stock. The option exercise price will be equal to 100% of the fair market value of the common stock on the trading day prior to the date of the grant. The options will become exercisable with respect to 33 1/3% of the shares subject thereto on the first, second, and third anniversaries of the grant date provided the optionee is still a director as of that date, and will expire ten years after the grant date. The option price will be paid in cash. All options granted to nonemployee directors are nontransferable, other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. If a nonemployee director's service terminates for any reason other than disability, death or cause, options that are not then exercisable shall be canceled and options that are then exercisable may be exercised at any time within 90 days after the date of such termination (but not later than ten years from the date of grant). The portion of the 1996 Plan applicable to nonemployee directors is designed to operate automatically and not require administration.


                          OTHER MATTERS

     The Board of Directors does not intend to bring any matter before the Meeting other than as stated in this Proxy Statement, and is not aware of any other matter that may be presented for action at the Meeting. If any other matter comes before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.


                          VOTE REQUIRED

     The Company's Bylaws provide that the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting, present in person or by proxy, will constitute a quorum, and that the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting will decide any question brought before the Meeting, unless a greater proportion or number of votes is required by law or by the Company's Certificate of Incorporation or Bylaws. The election of directors, the ratification of the appointment of independent accountants and the approval of the 1996 Stock Option Plan will each require the affirmative vote of a majority of the shares present at the Meeting. Abstentions and broker non-votes will have the same effect as a negative vote with respect to the election of directors, the ratification of the appointment of independent accountants, and the approval of the 1996 Stock Option Plan.

     Concept Communications, Inc. ("Concept") has indicated that it intends to vote all shares over which it has voting power to elect as Directors the ten nominees listed above. Concept has voting power over shares having at least 14,430,427 votes, or approximately 70.1% of the votes entitled to be cast at the Meeting. The Board of Directors expects that Concept's voting of such shares at the Meeting as it has indicated will constitute a quorum for the Meeting and will cause the nominees for which Concept votes to be elected as Directors.


                SECURITY OWNERSHIP OF MANAGEMENT
                 AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 16, 1996, the number of shares of Common Stock and Preferred Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities
Exchange

Act of 1934) by each executive officer named in the Summary Compensation Table on page 11, by each current director or nominee for director of the Company, by all directors and executive officers as a group, and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of the outstanding Common Stock or Preferred Stock.

                             Common Stock           Preferred Stock
                             ------------           ---------------
                                     Percent of              Percent of
  Name of Beneficial       Number of Outstanding  Number of  Outstanding
       Owner(1)            Shares    Shares       Shares     Shares
  -------------------      --------- -----------  ---------  -----------
NAMED EXECUTIVE OFFICERS
   John G. Heim...........   429,920(2)     2.1%         -0-       0%

DIRECTORS AND NOMINEES
   Christopher A. Cates...    20,000(3)        *         -0-       0%
   Floyd Christofferson...          -0-       0%         -0-       0%
   David C. Crane.........          -0-       0%         -0-       0%
   Dianne M. Fauer........          -0-       0%         -0-       0%
   John G. Heim (see
      above)..............
   Dong Moon Joo..........          -0-       0%         -0-       0%
   Masahisa Kobayashi.....          -0-       0%         -0-       0%
   William H. Lash, III...          -0-       0%         -0-       0%
   Phillip Sanchez........          -0-       0%         -0-       0%
   Josette Shiner.........          -0-       0%         -0-       0%
   Robert J. Wussler......          -0-       0%         -0-       0%

ALL DIRECTORS AND
EXECUTIVE OFFICERS
AS A GROUP (12 PERSONS)...      449,920     2.2%         -0-       0%

NAME AND ADDRESS OF
OTHER 5% HOLDERS
 Concept Group (4)........14,645,432(5)    70.6%       2,500    76.9%
 650 Massachusetts
 Ave.,NW
 Washington, DC 20001

 Charles Potter...........   123,285(6)      *           750    23.1%
 475 Sunset Avenue
 Haworth, NJ 07641

____________________

 *   Less than one percent.

(1) Unless otherwise indicated, each person included in the table has sole power to vote, or dispose or direct the disposition of, all shares beneficially owned, subject to applicable community property laws.

(2) Includes 419,920 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Heim. Excludes 419,920 shares for which options would vest in November 1996, and August 1997 if Mr. Heim were remaining with the Company.

(3) Includes 20,000 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Cates.

(4) Concept Group consists of Concept, Crown Communications Corporation ("Communications") and Crown Capital Corporation ("Capital"), which constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Communications claims to be a subsidiary of Capital, and Concept claims to be a subsidiary of Communications. Communications and Capital claim to share voting and dispositive power with respect to all shares as to which Concept claims sole voting and dispositive power.

(5) Includes 13,430,427 shares of Common Stock, 215,005 shares of Common Stock that could be acquired upon the exercise of warrants, 125,000 shares of Common Stock that may be acquired upon the conversion of 1,250 shares of Preferred Stock, all of which are held of record by Concept, which claims sole voting and dispositive power thereto. Also includes 1,000,000 shares of Common Stock that Concept may acquire pursuant to an option agreement with Allied Cellular Cellular Systems, Inc.

(6)  Includes 75,000 shares of Common Stock issuable upon
     conversion of 750 shares of Preferred Stock held of record by Mr. Potter.
__________________________

                     EXECUTIVE COMPENSATION

Summary Compensation

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1993, 1994 and 1995 of those persons serving as the Company's chief executive officer or acting in a similar capacity in 1995. During 1995, no other executive officer of the Company received total annual salary and bonus in excess of $100,000. No restricted stock awards or stock appreciation rights ("SARs") have been granted at any time in prior years.

                   Summary Compensation Table

                               Annual Compensation

                                                   Other
     Name and                                     Annual       All Other
Principal Position Year   Salary($)  Bonus($)  Compensation($) Compensation($)
- ------------------ ----   ---------  --------  --------------- ---------------

John G. Heim,      1995   $317,654      --     $9,000(2)        --
Chief Executive    1994    $84,000  $150,000   $3,750(2)        --
Officer (1)        1993      --         --         --           --

____________________

(1)  The Company entered into an employment agreement with Mr.
     Heim dated August 22, 1994. See Employment Contracts and
     Termination of Employment and Change-in-Control
     Arrangements.

(2)  Comprised of automobile allowance.

Stock Option Grants

     No stock option grants were made during 1995 to the executive officers named in the Summary Compensation Table above.
No SARs have been granted at any time to any of the named executive officers or any other Company employee.

Stock Option Exercises

     The following table summarizes information relating to stock option exercises during 1995 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table. As previously indicated, no SARs have been granted at any time to any of the named executive officers or any other Company employee.

             Aggregate Option Exercises in 1995 and
              Option Values as of December 31, 1995

                                    Number of                 Value of
                                    Securities              Unexercised
                                    Underlying              In-the-Money
                                   Unexercised                Options
                                    Options at             at December 31,
                                December 31, 1995              1995*
                                -----------------          ---------------
              Shares
              Acquired
                on     Value
     Name     Exercise Realized Exercisable Unexercible Exercisable Unexercisable
     ----     -------- -------- ----------- ----------- ----------- -------------
John G. Heim  None    None      209,960     629,880       -0-          $0

_______________________

* Based on a stock price of $.25, which was the average of the high asked and low bid prices reported on December 29, 1995.


Employment Contracts and Termination of Employment and
 Change-in-Control Arrangements

     On August 2, 1994, the Company entered into an employment agreement with John G. Heim which provided that Mr. Heim would hold the offices of President and Chief Executive Officer and that the Company would pay Mr. Heim an annual base salary of $300,000, with annual increases of no less than 5%. The Company paid Mr. Heim a one-time "sign-on" bonus of $150,000 in order to compensate him for the bonus he forfeited by terminating his previous employment. In addition, Mr. Heim was entitled to receive bonuses of $150,000 to $300,000 if the Company attained or exceeded its annual business plan. However, Mr. Heim was not eligible for bonuses for the first two contract years . The Company has also provided Mr. Heim with a monthly stipend of $750 for obtaining and maintaining an automobile and $2,000,000 in life insurance. Also on August 2, 1994, the Company granted Mr. Heim options to purchase 839,840 shares of Common Stock at an exercise price of $1.174 per share. Only 419,920 of these shares will have vested by the time Mr. Heim's employment agreement terminates on June 30, 1996.

     On March 1, 1996, the Company and Mr. Heim by mutual agreement entered into a modification of that employment agreement under which the agreement will expire on June 30, 1996, at which time Mr. Heim will receive an amount equal to three months compensation as serverance. A search for a replacement for Mr. Heim is currently being conducted by the Executive Committee of the Company's Board of Directors.

Compensation Committee Interlocks and Insider Participation

     The Board of Directors determines the compensation of, and incentives for, the Company's Chief Executive Officer.

Comparative Stock Performance

     The following graph indicates the Company's cumulative total return to holders of its Common Stock for the past five years, as compared to the cumulative total return for the Standard & Poor's ("S&P") 500 Composite Stock Index and the S&P Broadcast Media Index, on an annual basis. The comparison assumes $100 was invested on December 31, 1990 in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the following graph is not necessarily indicative of future performance.



           [Comparative Stock Performance Graph of information listed in the chart below was printed in the proxy here]


Company/Index          12/31/90  12/31/91  12/31/92  12/31/93  12/31/94  12/31/95
- -------------          --------  --------  --------  --------  --------  --------
The Nostalgia Newtork,     $100   $222.42   $266.90   $422.60   $161.21   $ 44.48
Inc.
S&P 500 Index              $100   $130.47   $140.41   $154.56   $156.60   $215.45
S&P Broadcast Media        $100   $107.76   $131.18   $184.00   $170.84   $223.65
Network

Report of the Board of Directors on Executive Compensation

     The Company has no compensation committee or other committee of the Board of Directors performing similar functions. Accordingly, the Board of Directors determines the amount of compensation of, and incentives for, the Company's Chief Executive Officer. The Chief Executive Officer determines the compensation of, and incentives for, the Company's other executive officers. The Board also administers the stock option plans of the Company.

     The base salary, bonus and benefits payable for 1995 to John
G. Heim, the Company's Chief Executive Officer since August 2, 1994, is fixed under a multi-year employment agreement. Mr. Heim's employment agreement, dated August 2, 1994, was approved by the Board of Directors. Mr. Heim received no annual bonus for 1995. Effective August 1, 1995, the Board increased Mr. Heims salary by seven and one-half percent (7.5%).

     Stock options may be granted, at the direction of the Board, under the Company's 1987 Stock Option Plan and the 1990 Incentive and Nonqualified Stock Option Plan (collectively the "Plans"), to members of the Board as well as the Company's executive officers, other employees, independent contractors and agents. However, by resolution of November 21, 1995, the Board resolved that no options will be granted to directors under the Plans. The purposes of the Plans are to attract and retain high-quality personnel and strengthen the Company by providing incentives for its success. Under the Plans, stock options are granted for terms not exceeding ten years, with an exercise price equal to (or greater than) the market price of the Common Stock on the date of grant, and typically are granted, subject to vesting, in installments of share amounts over a three year period. There were no grants to directors under the Plans in 1995. In August 1995, grants of options representing a total of 178,000 shares of common stock were made to 14 employees of the Company. These options will vest over three years and have an exercise price of $1.00.

          CHRISTOPHER A. CATES          MASAHISA KOBAYASHI
          FLOYD CHRISTOPHERSON          WILLIAM H. LASH, III
          DIANNE M. FAURE               PHILLIP SANCHEZ
          JOHN G. HEIM                  JOSETTE SHINER
          DONG MOON JOO                 ROBERT J. WUSSLER


Compliance With Reporting Requirements of Section 16(a) of the
Securities Exchange Act of 1934

     Pursuant to Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of its stock are required to report their beneficial ownership and any changes therein to the SEC. Specific due dates for these reports have been established and the Company is required to report herein any failure to file such reports by those due dates. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1995 fiscal year, all filing requirements applicable to officers, directors and greater than 10% beneficial owners were complied except that

Robert J. Wussler failed to timely file Form 3 when he became a director. Such filing was made on February 24, 1995.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company had the following transactions directly or indirectly with Directors, executive officers and holders of more than five percent of the Company's issued and outstanding stock since the beginning of 1995:

  Concept. Since 1995, loans from Concept Communications, Inc. ("Concept"), the Company's majority shareholder, have been the principal source of the Company's capital. Concept provided $2.5 million and $7.5 million in bridge loan financing during 1994 and 1995, respectively. Additionally, Concept has provided $11 million in debt financing and financing commitments to the Company since January 1, 1996. As of April 23, 1996, Nostalgia had issued promissory notes in connection with this indebtedness to Concept bearing interest at rates ranging from 5.31% to 8.59% per annum and secured by a security agreement covering all of the Company's assets. Concept has represented that it does not intend to call any of these promissory notes prior to February 1, 1997. If all accrued and unpaid interest on the notes is not paid in full by February 1, 1997, then the notes will bear interest at a rate equal to the prime rate reported in the Wall Street Journal, as adjusted from time to time, plus two percent.

     In connection with a loan made on March 29, 1995, Concept and the Company entered into a letter agreement (the "Letter Agreement") which provides that Concept and the Company anticipate that the principal on the amounts loaned by Concept to the Company will be converted into equity securities of the Company when Concept and the Company reach agreement as to the price at which such equity securities will be issued to Concept in such conversion. The Letter Agreement provides that, as part of such conversion, the Company will issue to Concept at least 2,000 shares of its Preferred Stock and that, in the interim, the Company will not issue any shares of its Preferred Stock to any other person or entity. In the Letter Agreement, the Company has granted to Concept a right of first refusal in the event that, prior to the date of conversion of such loan into securities of the Company, the Company desires to sell to any person or persons acting in concert in any transaction or series of transactions more than 500,000 shares of Common Stock or more than 500 shares of its Preferred Stock. In the Letter Agreement, the Company agrees that, in the event that it sells any of its shares to a third party at a price less than the price at which the Company and Concept agree to convert the loans evidenced by the promissory notes, the Company will issue such number of additional shares to Concept as would cause Concept's conversion price to be adjusted to such lesser purchase price.

     The Letter Agreement also provides that during the term of the loans evidenced by the promissory notes, the Company will not enter into any agreement committing it to spend in excess of $1,000,000 unless such expenditure is provided for in the Company's long-range business plan or otherwise approved by Concept. In the Letter Agreement, the Company agrees to provide to Concept monthly financial statements and financial information through the date on which the loans evidenced by the Concept Notes is converted into Nostalgia equity securities.

     Throughout 1995, Dong Moon Joo was an officer and director of Concept, and a Director of the Company. Director nominee David
C. Crane is an officer of a Concept subsidiary.

     AVI. The Company and AVI are parties to an agreement, as amended, under which AVI provides to the Company certain exclusive television production, post-production and master control/uplink services and equipment and leases to the Company 3,000 square feet of office space in AVI's Alexandria, Virginia production facilities. This agreement, as amended, has a six-year term expiring September 30, 1996, unless renewed, and provides for minimum monthly payments to AVI of $75,000, plus payment for office space rental, videotape stock purchases and additional production/post-production services beyond a certain level. The Company is required to purchase a minimum number of hours of such services during each term month at specified rates, which rates, in some instances, vary depending upon the time of day such services are used. The net amount payable to AVI with respect to 1995 was approximately $259,964. Under the terms of the amended agreement, the Company leases approximately 3,000 square feet through October 1996 at the following monthly base rent rates: from October 1, 1992 through September 30, 1993, $1,458.33; from October 1, 1993 through September 30, 1994, $1,875.00; from October 1, 1994 through September 30, 1995, $2,291.67; from October 1, 1995 through September 30, 1996, $2,708.33.

     In March 1992, in connection with payment of amounts then claimed by AVI to be due under that agreement prior to its amendment, the Company paid $2,000,000 for the benefit of AVI and executed a promissory note in favor of AVI in the principal amount of $305,000, bearing interest at the rate of 2.5 percent per quarter, compounded quarterly, due March 31, 2002 (the "AVI Note"). The AVI Note contains provisions for, inter alia, conversion of the indebtedness into Senior Preferred Stock, which the Company currently is not authorized to issue. Pursuant to a security agreement entered into between the Company and AVI at that time, the Company granted AVI a security interest in (a) $150,000 in specified accounts receivable and certain other accounts and contracts; (b) proceeds thereof; and (c) copies of certain books and records, provided that, as long as the Company was not in default, AVI agreed not to perfect its security interest and to hold for filing the UCC-1 financing statement.

     Throughout 1994, Christopher A. Cates and Dong Moon Joo were officers or directors of AVI and Directors of the Company.

     Washington Television Center Limited Partnership ("WTC"). The Company's executive offices are located at 650 Massachusetts Avenue, N.W., Washington, D.C., where the Company leases approximately 5,100 square feet of space from the Washington Television Center, L.P. The lease expires in November 1999 and provided for an initial base monthly rent of $12,537.50. Effective November, 1995 that rent increased to $12,788.25. All of the interest in Washington Television Center, L.P. is owned by U.S. Property Development Corporation (99% directly and 1% through a USPDC subsidiary). Throughout 1994, Mr. Dong Moon Joo was an officer and director of U.S. Property and a Director of the Company. WTC is under common control with AVI.


     AVI Affiliates. The Company is informed that in addition to WTC a number of other companies (the "AVI Affiliates) are under common control with AVI. These AVI Affiliates include Manhattan Center Studios, Inc., True World Group, Inc. (formerly International Oceanic Enterprises, Inc.), and News World Communications, Inc. Throughout 1995 Mr. Christofferson was an officer of Manhatten Center Studios, Inc., and a Director of the Company. Throughout 1995 Mr. Kobayashi was an officer of True World Group, Inc. and a Director of the Company. Throughout 1995 Amb. Sanchez was an officer of News World Communications, Inc., and a Director of the Company. Throughout 1995 Ms. Shiner was a senior employee of News World Communications, Inc., and a Director of the Company.

                        OTHER INFORMATION

     The expense of the Company's solicitation of proxies for the Meeting, including the cost of printing, preparing and mailing the notice of the Meeting, this Proxy Statement and the accompanying proxy card, will be borne by the Company. In addition to the use of the mails, proxies may be solicited in person, by telephone or by facsimile transmission by Directors, nominees, officers and employees of the Company without special compensation therefor. Brokers and other persons holding stock in their names, or in the names of a nominee, will be requested to forward this Proxy Statement and the accompanying material to the beneficial owners of the stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

     The Company's Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 1995, including financial statements and schedules filed with the Securities and Exchange Commission, accompanies this Proxy Statement. If a stockholder desires an additional copy of that Form 10-K, with exhibits, one will be provided without charge upon written request to the Company.


                     STOCKHOLDER PROPOSALS

     Stockholders may submit written proposals to be considered for stockholder action at the 1997 Annual Meeting of Stockholders of the Company expected to be held in June 1997. To be eligible for inclusion in the Company's Proxy Statement for the 1997 Annual Meeting, stockholder proposals must be received by the Company by December 31, 1996 and must otherwise comply with applicable SEC regulations. Stockholder proposals should be addressed to the Company at its principal place of business, attention: Secretary.

     In addition, the Company's Certificate of Incorporation requires that stockholders wishing to nominate a person for election as a director give written notice to the Company and provide certain information regarding the nominee not less than 14 nor more than 50 days prior to the meeting.